Exhibit 99.1

Contact: Topher Malarkey (206) 373-9047

Onvia Announces New Board Member

Onvia, Inc. (Nasdaq: ONVI), Seattle, WA – November 1, 2004 – Seattle-based Onvia, a leading notification service for government agencies and business suppliers, announced that it has appointed Robert G. Brown as a new member to its Board of Directors. The appointment is effective November 1.

Robert G. Brown, 58, is currently President of Brightwood Advisors, a private company providing business consulting to technology companies and investors. Prior to Brightwood Advisors, Mr. Brown was Group President with Harte-Hanks, a provider of direct marketing services, and President and CEO of ZD Market Intelligence, a division of Ziff Davis, Inc. Mr. Brown holds a Bachelor of Science in Industrial Engineering from Lehigh University and a Master of Business Administration from the Harvard Business School.

“We are very fortunate to have Bob Brown join our Board of Directors,” said Mike Pickett, Onvia’s Chief Executive Officer and Chairman of the Board. “Bob brings a wealth of knowledge and experience in information services as well as tremendous marketing expertise. His addition is another step in Onvia’s development as a leader in the information services business.”

Onvia’s Board of Directors now consists of the following individuals:

•	Jeffrey Ballowe, a director of Verticalnet and a member of the advisory board of Internet Capital Group.

•	James Brill, Vice President of Finance and Chief Financial Officer of Diagnostic Products Corporation.

•	Robert G. Brown, President of Brightwood Advisors.

•	Roger Feldman, a principal of West Creek Capital, an investment firm.

•	Mike Pickett, Onvia’s Chief Executive Officer and Chairman of the Board.

•	Steven Smith, a venture investor and a director of Onvia since January 2000.

(more)

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Onvia Announces New Board Member

November 1, 2004

About Onvia

Onvia, Inc. (Nasdaq: ONVI) helps businesses secure government contracts and government agencies find suppliers online. Onvia assists businesses in identifying and responding to bid opportunities from more than 50,000 government purchasing offices in the federal, state, and local government marketplace. Onvia also manages the distribution and reporting of requests for proposals and quotes from more than 430 government agencies nationwide. The size and strength of Onvia’s network allows suppliers and agencies to find better matches quickly, saving time and money. For more information, contact Onvia, Inc.: 1260 Mercer Street, Seattle, WA 98109. Tel: 206/282-5170, fax: 206/373-8961, visit www.onvia.com, or email investorrelations@onvia.com.

Forward Looking Statements

This release contains, in addition to historical information, forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations or beliefs and involve risks and uncertainties. Onvia’s actual results could differ materially from those described in the forward-looking statements.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: Onvia’s failure to successfully integrate a new Board member; Board’s failure to grow and gain shareholder equity in the future; and failure of the newly-constituted Board to work cohesively.

For a detailed discussion of these and other cautionary statements, please refer to Onvia’s filings with the Securities and Exchange Commission (SEC) including Onvia’s Annual Report on Form 10-K for the year ended December 31, 2003 and Onvia’s Proxy Statement filed with the SEC on May 8, 2003.

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